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               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                  TELXON CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

                  GUY P. WYSER-PRATTE
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................





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Tuesday July 14, 11:21 am Eastern Time
Company Press Release

Wyser-Pratte Says Telxon Lawsuit is Attempt to Block
Vote on Pro-Shareholder Choice Platform

NEW YORK--(BUSINESS WIRE)--July 14, 1998--Guy P. Wyser-Pratte, who is soliciting proxies to reform the corporate governance system of Telxon Corp. (NASDAQ:TLXN --news), said today that he was outraged that the Telxon board was spending the shareholders' money to try to block a shareholder referendum on future proposals to acquire the company.

"That's what I think Telxon is trying to do with the lawsuit they filed against me today," Wyser-Pratte said, "to get the court to block my bylaw proposals, so the board doesn't have to face a vote on these proposals at the Annual Meeting or a shareholder referendum on future acquisition proposals."

"I'm not asking shareholders to support Symbol's last offer, which was withdrawn, or any other particular acquisition proposal. I'm simply 'pro-shareholder choice.' I am proposing that shareholders put in place a mechanism that gives them the final word on whether to accept future acquisition proposals. Under my bylaws, shareholders and the board could present competing views about the future of the company, and shareholders would get to vote on the alternatives that have been presented," Wyser-Pratte added.

Wyser-Pratte also said that contrary to what Telxon has suggested in its press release and in a published interview with the Telxon CEO, Wyser-Pratte's proposals would not give a single director a veto power over the use of anti-takeover defenses. "Any defensive measure that was approved by a majority of the directors could be ratified by a shareholder vote, regardless of the views of any single director," Wyser-Pratte said.

"If there was any doubt about the need for such a limitation on defensive maneuvering by the Telxon board," Wyser-Pratte said, "these doubts were eliminated by the new revelations of self-dealing and anti-takeover measures in Telxon's current 10K. They have even given a 'golden parachute' to Robert A. Goodman, their outside counsel who is also a director of the company." Under a "Consulting Agreement" with Mr. Goodman, he is personally entitled to receive a total of $1,500,000 over ten years if his law firm ceases to be primary outside counsel to the company or if he leaves the firm.

"A golden parachute for an outside lawyer is unprecedented in my experience and totally preposterous. Where is the benefit to shareholders from this arrangement?" Wyser-Pratte asked.

The company has also made a private placement of approximately 10% of the stock of its Aironet subsidiary under which the company loses control of Aironet to these minority investors if there is a hostile takeover of Telxon. In the event of a friendly acquisition of Telxon, on the other hand, the investors can "put" Aironet shares they acquired for $3.50 a share back to the company at





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$10.50 per share. "This windfall profit will come dollar-for-dollar out of the shareholders' pockets if the company is ever acquired," Wyser-Pratte said.

"The same democratic principals that underlie our political system should also apply in corporate governance," Wyser-Pratte said. "With a poison pill and a staggered board, which requires at least two annual meetings to replace a majority of the board, Telxon has eliminated effective shareholder choice, particularly relating to the sale of the company. Our bylaw proposals are an effort to put shareholder choice back into the Telxon corporate governance system."

Wyser-Pratte said he believed that the Telxon board wouldn't be hiding behind a lawsuit if it thought it could persuade shareholders to leave the board in charge of decisions about the sale of the company. "After all," Wyser-Pratte said, "if shareholders don't like our proposals, they can simply vote them down. The fact that Telxon resorted to litigation suggests that the board is afraid to face a shareholder vote, because the board thinks that, given the opportunity, shareholders will vote in favor of our proposals."

Wyser-Pratte said he intended to defend the lawsuit vigorously, so that shareholders have a opportunity to gain a decisive voice on whether the company should accept future acquisition proposals.

Wyser-Pratte owns beneficially 779,500 shares of Telxon common stock. Eric Longmire, of Wyser-Pratte & Co., and Professor Jonathan R. Macey of the Cornell Law School are also participants in the solicitation.

Contact:

     MacKenzie Partners Inc., New York
     Stanley J. Kay, 212/929-5940